BluSky AI Inc. Signs Letter of Intent to Acquire 25 Acres with up to 50 MW of Capacity in Strategic Expansion

Salt Lake City , July 29, 2025 (GLOBE NEWSWIRE) -- BluSky AI Inc., a leading innovator in modular AI infrastructure, has signed a non-binding letter of intent with Creekstone Energy LLC to acquire 25 acres of land within their Delta Data Center Development. This strategic acquisition includes access to up to 50 megawatts of scalable power, marking a pivotal step in the company’s expansion roadmap for next-generation compute campuses.

Creekstone’s Delta Gigasite development is positioned at the convergence of high-density fiber, renewable energy corridors, and regional tech growth zones—making it an ideal environment for BluSky’s premier SkyMod facilities. Once definitive documents are executed, with the planned deployment of advanced AI compute units, this site will support both public and private sector demand for secure, efficient, and scalable AI capabilities.

“This moment reflects BluSky’s commitment to building tomorrow’s AI infrastructure with intention and vision,” said Trent D’Ambrosio, Founder and CEO of BluSky AI Inc. “By signing an LOI to secure this land and power in the Creekstone Energy Utah project, we hope to lay the foundation for a campus that blends sustainability, speed, and modular innovation—one that empowers industries, universities, and communities across the country.”

“BluSky’s SkyMod vision aligns perfectly with Creekstone’s Delta Gigasite mission: enabling scalable, innovation-ready AI infrastructure built on sustainable, resilient power,” said Buford Ray Conley, CEO of Creekstone Energy. “This agreement underscores our strategic focus on attracting forward-thinking partners and empowering high-density compute growth in Utah and beyond.”

The company anticipates finalizing the transaction in the fourth quarter, with groundbreaking projected in late 2026. Creekstone’s Delta Gigasite campus will feature BluSky’s proprietary SkyMod design—offering customizable data environments, rapid deployment timelines, and seamless integration into academic and enterprise partnerships.

BluSky AI Inc. continues to redefine the future of AI infrastructure with its plug-and-play SkyMod units, designed for rapid deployment, scalability, and ESG-aligned innovation.

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com
www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. delivers modular, rapidly deployable data center infrastructure purpose-built for artificial intelligence. These next generation scalable AI Factories provide speed-to-market, and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

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